Exhibit (6)(v)(xx)

COLLEGE RETIREMENT EQUITIES FUND
730 Third Avenue, New York, NY 10017
Telephone: [800-842-2733]

Retirement Choice Plus Non-ERISA Annuity Contract

RETIREMENT CHOICE PLUS NON-ERISA

ANNUITY CONTRACT NO.:   [xxxxxxxx]

CONTRACTHOLDER:   [National Academy of Sciences]

DATE OF ISSUE:   [January 1, 2013]

This contract (“the Contract”) was made and delivered in [the State of state], and is subject to the laws and regulations thereof.

This contract is issued in consideration of the payment of premiums by the Contractholder to College Retirement Equities Fund (“CREF”).

The Contract may be amended by CREF without the consent of any other person, provided that such change does not reduce the number of accumulation units or the number of annuity units purchased for any participant under the Contract up to that time. CREF may stop accepting premiums under the Contract at any time.

The provisions contained on the following pages (the Certificate) are part of the Contract.

President and Chief Executive Officer